UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On March 11, 2010, the Compensation Committee (Compensation Committee) of the Board of Directors of the Company took the following actions related to the compensation of the Company’s executive officers (Executive Officers), including the Company’s named executive officers (NEOs):

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2009 Incentive Compensation Plan. The Compensation Committee reviewed the results under the 2009 Executive Incentive Compensation Plan (2009 Plan) and under each Plan participant’s individual term sheet. After confirming the results, the Compensation Committee then approved the payments consistent with the 2009 Plan results for our Executive Officers. The Compensation Committee did not exercise its negative discretion to reduce any payments under the 2009 Plan to any of the Executive Officers.

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2009 Discretionary Payments. In addition to the 2009 Plan incentive compensation payments described above, the Committee considered and approved discretionary payments to each of our Executive Officers as part of the Company’s incentive compensation program. The discretionary payments to our Executive Officers ranged from approximately 1% to 45% of each such Executive Officer’s 2009 annual base salary rate.

•	2010 Base Salary. The Compensation Committee approved base salary increases ranging from 0% to 20% for the Executive Officers, with such increases to be made effective April 1, 2010.

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2010 Incentive Compensation Plan. The Compensation Committee approved the 2010 Executive Incentive Compensation Plan (2010 Plan), in which the Company’s Executive Officers will participate. The 2010 Plan includes performance metrics for the Executive Officers based on the following measures at the Company level and, if applicable for a particular Executive Officer, business group level: revenue; accounts receivable days sales outstanding; contract bookings; earnings before interest and taxes; direct labor growth; and voluntary employee turnover. The 2010 Plan provides for target incentive payment amounts for the Executive Officers ranging from 30% to 110% of each of the respective Executive Officer’s 2010 base salaries. Based on actual results in 2010, the potential payouts under the 2010 Plan may range from 0% to about 193% of the Executive Officers’ respective 2010 base salaries. A copy of the 2010 Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K.

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2010 Discretionary Payments. The Compensation Committee also confirmed its intention to continue to consider discretionary incentive compensation for 2010 for the Executive Officers, outside of the 2010 Plan, but as part of the Company’s incentive compensation program. The target discretionary incentive payment amounts for 2010 range from 10% to 35% of each of the respective Executive Officer’s 2010 base salaries.

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2010 Incentive Stock Grants. The Compensation Committee approved a grant of 25,000 shares of restricted Class A common stock (“incentive stock”) to Mr. Lawrence B. Prior and a grant of 10,000 shares of incentive stock to Mr. Kevin M. Phillips, each effective as of March 15, 2010 (the Incentive Stock Grant Date). These grants vest in three substantially equal tranches on the first, second and third anniversaries of the Incentive Stock Grant Date; provided, the Executive Officer remains continuously employed with the Company through each such date. Vesting is accelerated in the event of the death or disability of the Executive Officer. Copies of the form of incentive stock grant and the standard terms and conditions applicable to incentive stock grants under the Management Incentive Plan are attached as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

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2010 Stock Option Grants. The Compensation Committee approved grants of non-statutory stock options to the Executive Officers (other than Mr. George J. Pedersen, who does not receive stock option grants, and Messrs. Prior and Phillips, who received incentive stock grants in lieu of stock options as described above). The stock option grants to the Executive Officers ranged from 0 shares to 30,000 shares. Under our stock option grant policy, these stock options were granted and made effective on the pre-determined date of March 15, 2010 (Stock Option Grant Date) and have an exercise price equal to the fair market value of our common stock on the Stock Option Grant Date, as measured by the closing price of our stock on Nasdaq on the Grant Date. These stock options vest in three substantially equal tranches on the first, second and third anniversaries of the Stock Option Grant Date; provided, the Executive Officer remains continuously employed with the Company through each such date. Vesting is accelerated in the event of the death or disability of the Executive Officer.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	ManTech International Corporation 2010 Executive Incentive Compensation Plan

10.2	Form of Grant of Incentive Stock under the Management Incentive Plan

10.3	Standard Terms and Conditions for Incentive Stock Grants under the Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: March 16, 2010	By:	/s/ Michael R. Putnam
Michael R. Putnam
Senior Vice President – Corporate & Regulatory Affairs